Exhibit 99.1

Date: February 5, 2019	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, February 5, 2019 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended December 31, 2018. Revenues for the quarter ended December 31, 2018 were $146 million, an increase of 3.8% from revenues of $141 million in the same quarter of the prior year.

Earnings before taxes, for the quarter increased 34.5% from the December quarter of the prior year.  Earnings per share for the quarter ended December 31, 2018 were $0.54; an increase of 8.4% from the same quarter of the prior year.  The Federal tax change, passed in December of 2017, created a one-time tax rate reduction, the effects of which were reflected in the quarter ended December 31, 2017.

Revenues for the nine months ended December 31, 2018 were $445 million, an increase of 7.2% from revenues of $415 million in the same period of the prior year.  Earnings per share for the nine months ended December 31, 2018 were $1.83 and were $1.41 for the same period of the prior year.

The Company continues to invest in workflow and decision-making software tools which complement our full suite of services. During the quarter, the Company released a module within the EdgeSM workstation which leverages business analytics with integration of all claims data to present actionable prioritized insights. The release of this module offers complete program visibility, allowing clients to proactively manage their program and drive positive outcomes.

The Company also released our next generation of medical bill review software to each of our processing locations across the country. The enhanced platform harnesses emerging technologies which is essential for the Company to continue to set the standard for bill review results and savings. The Company’s bill review technology offers additional automation features, further improving the review process to provide greater efficiency and better outcomes for our clients.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence and analytics within claims management services and additional automation within the Company’s bill review software. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters and Nine Months Ended December 31, 2018 (unaudited) and December 31, 2017 (unaudited)

Quarter Ended	December 31, 2018	December 31, 2017
Revenues	$146,082,000	$140,734,000
Cost of revenues	116,728,000	115,165,000
Gross profit	29,354,000	25,569,000
General and administrative	15,803,000	15,496,000
Income from operations	13,551,000	10,073,000
Income tax provision	3,253,000	504,000
Net income	$10,298,000	$9,569,000
Earnings Per Share:
Basic	$0.55	$0.51
Diluted	$0.54	$0.50
Weighted Shares
Basic	18,758,000	18,849,000
Diluted	18,984,000	19,121,000

Nine Months Ended	December 31, 2018	December 31, 2017
Revenues	$444,656,000	$414,777,000
Cost of revenues	352,459,000	334,675,000
Gross profit	92,197,000	80,102,000
General and administrative	46,834,000	43,794,000
Income from operations	45,363,000	36,308,000
Income tax provision	10,498,000	9,571,000
Net income	$34,865,000	$26,737,000
Earnings Per Share:
Basic	$1.85	$1.42
Diluted	$1.83	$1.41
Weighted Shares
Basic	18,852,000	18,806,000
Diluted	19,058,000	19,029,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
December 31, 2018 (unaudited) and March 31, 2018 (audited)

	December 31, 2018	March 31, 2018
Cash	$96,483,000	$55,771,000
Customer deposits	42,638,000	35,496,000
Accounts receivable, net	62,430,000	64,940,000
Prepaid taxes and expenses	8,471,000	7,110,000
Property, net	62,868,000	69,356,000
Goodwill and other assets	40,855,000	41,331,000
Total	$313,745,000	$274,004,000
Accounts and taxes payable	$15,263,000	$13,453,000
Accrued liabilities	102,153,000	84,536,000
Deferred tax liability	4,061,000	4,839,000
Paid-in capital	152,526,000	143,708,000
Treasury stock	(453,580,000)	(430,989,000)
Retained earnings	493,322,000	458,457,000
Total	$313,745,000	$274,004,000